                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                                 March 31, 1998
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                        (Date of earliest event reported)


                               IBS Financial Corp.
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             (Exact name of registrant as specified in its charter)


 New Jersey                             0-24862                22-3301933
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(State or other jurisdiction    (Commission File Number)      (IRS Employer
of incorporation)                                           Identification No.)



1909 East Route 70, Cherry Hill, New Jersey                 08003
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(Address of principal executive offices)                    (Zip Code)


                                 (609) 424-1000
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              (Registrant's telephone number, including area code)


                                 Not Applicable
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              (Former name, former address and former fiscal year,
                         if changed since last report)




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Item 5.  Other Events

         On March 31, 1998, HUBCO, Inc. ("HUBCO"), a New Jersey corporation and registered bank holding company, Hudson United Bank (the "Bank"), a New Jersey state-chartered commercial banking corporation and wholly owned subsidiary of HUBCO, IBS Financial Corp. ("IBSF"), a New Jersey corporation and registered savings and loan holding company, and Inter-Boro Savings and Loan Association (the "Association"), a New Jersey state-chartered savings and loan association wholly owned by IBSF, entered into an Agreement and Plan of Merger (the "Agreement") which sets forth the terms and conditions under which IBSF will merge with and into HUBCO (the "Merger").

         The Agreement provides that upon consummation of the Merger, and subject to certain further terms, conditions, limitations and procedures set forth in the Agreement, each issued and outstanding share of common stock, par value $.01, of IBSF ("IBSF Common Stock") shall, by virtue of the Merger, be converted into and represent the right to receive 0.534 shares of common stock, no par value, of HUBCO ("HUBCO Common Stock"). Based upon HUBCO's March 30, 1998 closing price of $38.81 per share of HUBCO Common Stock, 0.534 shares of HUBCO Common Stock would have a value of $20.73. This $20.73 value equates to an aggregate of $227 million for the currently issued and outstanding IBSF Common Stock, or 176% of IBSF's book value at December 31, 1997, and 38 times IBSF's reported earnings for the last 12 months. The Merger Agreement contains customary anti-dilution measures. The 0.534 exchange ratio also is subject to potential upward adjustment at the election of HUBCO if IBSF elects to terminate the Agreement in the event the Median Pre-Closing Price (as defined in Section 2.2(e) of the Agreement) of the HUBCO Common Stock declines by more than 15% and by more than 10% compared to a peer group. The Agreement further provides for the merger of the Association with and into the Bank.

         Concurrently with the execution and delivery of the Agreement, IBSF entered into a Stock Option Agreement with HUBCO (the "Stock Option Agreement") whereby IBSF granted to HUBCO an option to purchase 2,700,000 shares of authorized and unissued IBSF Common Stock, at a price of $18.00 per share, which is exercisable only upon the occurrence of certain events. The Stock Option Agreement provides the grantee with the right to require the issuer to register the Common Stock acquired by or issuable upon exercise of the option under the Securities Act of 1933, as amended.

         The transaction, which is expected to close in the third quarter of 1998, is expected to be treated as a tax free exchange to holders of IBSF Common Stock and be accounted for as a pooling of interests. Consummation of the Merger is subject to the approval of the Merger by the shareholders of IBSF and the receipt of all required regulatory approvals, as well as other customary conditions.

         The Agreement, the Stock Option Agreement and the press release issued by IBSF on March 31, 1998 regarding the Merger are attached as exhibits to this report and are

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incorporated herein by reference. The foregoing summaries of the Agreement and the Stock Option Agreement do not purport to be complete and are qualified in their entirety by reference to such agreements.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

         The following exhibits are filed with this report:


Exhibit Number          Description


2.1                     Agreement and Plan of Merger, dated
                        as of March 31, 1998, among HUBCO,
                        the Bank, IBSF and the Association,
                        including exhibits thereto

2.2                     Stock Option Agreement, dated as of
                        March 31, 1998, between HUBCO (as
                        grantee) and IBSF (as issuer)

20.1                    Press Release issued on
                        March 31, 1998 with respect to
                        the Agreement


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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    IBS FINANCIAL CORP.



Date:  April 9, 1998                By:  /s/ Richard G. Sharp
                                         ---------------------------------
                                         Richard G. Sharp, Executive Vice
                                         President and Chief Financial Officer

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